Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Second Quarter 2017 Results

Financial highlights include sales and earnings growth with debt reduction in quarter

August 3, 2017 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR) today reported its results for the second quarter ended June 30, 2017.

Commenting on the results, CEO Floyd Sherman remarked, “I am pleased with the results for the second quarter. Continued investment in our business has enabled us to capitalize on a growing housing market and position the Company for further sales growth and profit expansion.”

The Company has provided supplemental non-GAAP financial information of the consolidated company that is adjusted to exclude one-time integration, facility closure, and other one-time refinancing and other costs (“Adjusted”). As the information included below includes non-GAAP financial information, please refer to the accompanying financial schedules for non-GAAP reconciliations to their GAAP equivalents.

Second Quarter 2017 Compared to Second Quarter 2016:

Net Sales

•	Net sales for the quarter ended June 30, 2017 were $1.8 billion, a 9.9 percent increase over net sales for the second quarter of 2016. Sales excluding closed locations grew 10.1 percent in the quarter, including approximately 6.1 percent from the impact of commodity price inflation on our sales and 4.0 percent from sales volume growth. Sales volume, excluding commodity inflation and closed locations, grew approximately 7.4 percent in the single family homebuilding end market and approximately 2.0 percent in the repair and remodeling end market, offset by declines in multi-family and other.

Gross Margin

•	Gross margin of $460.8 million in the second quarter of 2017 increased by $42.5 million over the second quarter of 2016. Gross margin percentage was 25.0 percent, an increase of 10 basis points from 24.9 percent in the second quarter of 2016. This increase is largely attributable to procurement savings, largely offset by compression from commodity price inflation. Although commodity price inflation generally benefits the Company’s operating results in the long term, it can cause short term gross margin percentage compression when prices are rising.

Selling, General and Administrative Expenses

•	SG&A in the second quarter of 2017 was $369.5 million or 20.0 percent of sales, a decrease of 40 basis points versus the second quarter of 2016. Improvements in SG&A as a percent of sales were primarily attributable to the decline in depreciation and amortization on acquired ProBuild assets, offset by investments the Company made towards growth initiatives, including additional sales associates.

Builders FirstSource Reports Second Quarter 2017 Results (continued)

Interest Expense

•	GAAP interest expense in the second quarter of 2017 was $33.7 million compared to $42.8 million in the second quarter of 2016. Interest expense in the second quarter of 2016 included a $1.7 million loss on debt extinguishment resulting from a note redemption transaction. The reduction in interest expense is largely the result of a series of transactions that took advantage of favorable capital market conditions.

Income Tax Expense

•	GAAP income tax expense in the second quarter of 2017 was $19.7 million compared to $4.2 million in the second quarter of 2016. The Company recorded a $16.0 million credit against its income tax expense in the second quarter of 2016, which was attributable to the partial release of our valuation allowance against our deferred income tax assets.

•	Adjusted income tax expense decreased by $0.5 million compared to 2016. A decrease of $3.7 million in income tax expense can be attributed to tax planning initiatives to reduce our state cash taxes and planned utilization of our state NOLs, offset by higher taxable income.

Net Income

•	In the second quarter of 2017, GAAP net income was $37.9 million, or $0.33 per diluted share, compared to a net income of $29.4 million, or $0.26 per diluted share, in the second quarter of 2016, an increase of $0.07 per diluted share, or 28.9 percent. Net income for the second quarter of 2016 was increased by the partial release of our tax valuation allowance of $16.0 million.

•	Adjusted net income was $43.0 million, or $0.37 per diluted share, compared to Adjusted net income of $20.9 million, or $0.18 per diluted share, in the second quarter of 2016, an increase of $0.19 per diluted share, or 105.7 percent.

EBITDA

•	Second quarter Adjusted EBITDA grew $7.3 million to $124.0 million, or 6.7 percent of sales, compared to $116.7 million, or 7.0 percent of sales, for the second quarter of 2016, an increase of 6.3 percent. The year over year improvement of $7.3 million was largely driven by sales increases offset by investments the Company made towards growth initiatives, including an increase in sales associates.

Year to Date June 30, 2017 Financial Information:

Net Sales

•	Net sales for the first half of the year ended June 30, 2017 were $3.4 billion, a 9.8 percent increase over the first half of 2016. Sales excluding closed locations grew 10.1 percent in the first half of the year, including approximately $157.6 million or 5.1 percent from the impact of commodity price inflation on our sales. Sales volume for the first half of the year, excluding commodity inflation and closed locations, grew approximately 7.4 percent in the single family homebuilding end market and approximately 5.1 percent in the repair and remodeling end market, offset by declines in multi-family and other.

Gross Margin

•	Gross margin of $836.8 million in the first half of 2017 increased by $68.8 million over the first half of 2016. Gross margin percentage was 24.8 percent, down 20 basis points from 25.0 percent in the first half of 2016. The decline year over year was driven by gross profit margin compression on commodity products due to the volatility in the lumber and lumber sheet good markets during the first half of 2017, mitigated by procurement savings.

Builders FirstSource Reports Second Quarter 2017 Results (continued)

Selling, General and Administrative Expenses

•	SG&A in the first half of 2017 was $705.2 million or 20.9 percent of sales, a decrease of 90 basis points versus the first half of 2016. The reduction was largely attributable to declines in depreciation and amortization on acquired ProBuild assets, and cost savings realized in the first quarter.

Interest Expense

•	Interest expense in the first half of 2017 was $69.9 million compared to $78.0 million in the first half of 2016. The reduction is largely the result of a series of transactions that have reduced overall interest expense. This decrease in interest expense was partially offset by $2.4 million in one-time debt refinancing charges incurred in connection with our debt transactions in the first quarter of 2017. In addition, interest expense for the first half of 2016 was reduced by a $6.0 million net gain on debt extinguishment related to the debt transactions executed in that period. Absent these one-time items, Adjusted interest expense is down year over year by $16.5 million.

Income Tax Expense

•	Income tax expense in the first half of 2017 was $20.0 million compared to $8.7 million in the first half of 2016. The Company recorded $10.9 million credit against its income tax expense in the first half of 2016, which was attributable to the partial release of our valuation allowance against our deferred income tax assets.

Net Income

•	In the first half of 2017, GAAP net income was $41.7 million, or $0.36 per diluted share, compared to a net income of $12.5 million, or $0.11 per diluted share, in the first half of 2016, an increase of $0.25 per diluted share, or 233.6 percent.

•	Adjusted net income was $55.1 million, or $0.48 per diluted share, compared to Adjusted net income of $6.8 million, or $0.06 per diluted share, in the first half of 2016, an increase of $0.42 per diluted share, or 710.3 percent.

EBITDA

•	Adjusted EBITDA for the first half of 2017 grew $21.6 million to $200.1 million, or 5.9 percent of sales, compared to $178.5 million, or 5.8 percent of sales, for the first half of 2016, an increase of 12.1 percent. The year over year improvement was primarily attributable to sales growth.

Capital Structure, Leverage, and Liquidity Information:

•	Adjusted EBITDA, on a trailing 12 month basis, was $403.2 million and net debt was $1,922.1 million as of June 30, 2017. This leverage ratio of 4.8x net debt / Adjusted EBITDA was down from 5.3x as of June 30, 2016.

•	Liquidity at June 30, 2017 was $723.0 million, which consisted of net borrowing availability under the revolving credit facility and cash on hand.

•	The Company generated cash from operations and investing of $46.9 million in the quarter. Due to seasonal working capital needs in the first quarter, cash used in operations and investing was $98.9 million year to date. We expect to generate $145-155 million in cash from operations and investing activities for the full year 2017.

Builders FirstSource Reports Second Quarter 2017 Results (continued)

•	We do not expect to pay federal taxes in 2017 due to our current net operating loss (NOL) carryforward position, assuming no material changes in shareholder base or tax code changes. In the first quarter of 2017, affiliates of a significant shareholder sold over 40 percent of their investment in the Company, which did not trigger a Section 382 Ownership change. Future significant sales of our common stock could cause the Company to experience a Section 382 Ownership Change, which would impose an annual limitation on certain of the Company’s tax attributes, including NOL and capital loss carryforwards.

Please refer to the accompanying financial schedules for more information.

Commenting on the results for the first half of 2017, CEO Floyd Sherman remarked, “I am pleased to report that we grew sales, excluding closed locations, by 10.1 percent in the first half of the year... We saw an increase in sales to the single family construction end market of 7.4 percent, as well as growing our sales in the repair and remodeling end market by 5.1 percent. Additionally, we saw growth in value added products of 9.6 percent. Seeing sustainably supportive dynamics in our markets and capitalizing on the scale and strength of our now integrated platform, we are increasing our investments in manufacturing capacity and talent to drive enhanced growth in margin-accretive products and markets.”

Peter Jackson, CFO, commented, “I am very pleased with the progress we are making on de-leveraging, while we grow the business. As of June 30, 2017, our leverage ratio was 4.8x, a reduction of 0.5 since last year. We are on track to achieve our guidance of generating $145 - 155 million of free cash flow for the full year, which we expect to use to further reduce the absolute dollars of debt and reduce our leverage ratio to below 4x by year end. Cash flow generation will continue to be a key priority, enabling debt reduction and funding our investments in growth and value creation.”

Outlook

Concluding, Mr. Sherman added, “I remain confident in the outlook for Builders FirstSource, and our expanding opportunities for growth. The continued improvement in the fundamentals of the new residential housing end market, our emphasis on revenue and share expansion, as well as our investments in key markets, position us well for continued growth. We are increasingly leveraging our national scale, geographic and end market exposure, customer reach, service advantage, and value added product portfolio to continue to grow our revenue and operating profit.”

Conference Call

Builders FirstSource will host a conference call Friday, August 4, 2017 at 9:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section before the call. To participate in the teleconference, please dial into the call a few minutes before the start time: 877-591-4953 (U.S. and Canada) and 719-457-2716 (international), Conference ID: 1948621. A replay of the call will be available at 1:00 p.m. Central Time through August 18th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 1948621. The live webcast and archived replay can also be accessed on the Company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

2016 Sales: $6.4 Billion    |    Associates: 14 Thousand    |    Operations in 40 states

Builders FirstSource Reports Second Quarter 2017 Results (continued)

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 40 states with 400 locations and have a market presence in 75 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution facilities and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

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Contact:

Jennifer Pasquino

SVP Investor Relations

Builders FirstSource, Inc.

(303) 262-8571

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)
	(In thousands, except per share amounts)
Sales	$1,843,297	$1,677,300	$3,376,361	$3,074,415
Cost of sales	1,382,500	1,258,969	2,539,512	2,306,335

Gross margin	460,797	418,331	836,849	768,080
Selling, general and administrative expenses	369,456	341,909	705,231	668,878

Income from operations	91,341	76,422	131,618	99,202
Interest expense, net	33,710	42,802	69,867	78,027

Income before income taxes	57,631	33,620	61,751	21,175
Income tax expense	19,721	4,179	20,019	8,714

Net Income	$37,910	$29,441	$41,732	$12,461

Comprehensive Income	$37,910	$29,441	$41,732	$12,461

Net income per share:
Basic	$0.34	$0.27	$0.37	$0.11

Diluted	$0.33	$0.26	$0.36	$0.11

Weighted average common shares:
Basic	112,443	110,339	112,205	110,133

Diluted	115,465	113,504	115,025	112,922

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2017	December 31, 2016
	(Unaudited)
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$6,931	$14,449
Accounts receivable, less allowances of $12,657 and $11,571 at June 30, 2017 and December 31, 2016, respectively	720,639	569,208
Other receivables	52,519	55,781
Inventories, net	651,041	541,771
Other current assets	39,331	34,772

Total current assets	1,470,461	1,215,981
Property, plant and equipment, net	643,295	656,101
Assets held for sale	4,493	4,361
Goodwill	740,411	740,411
Intangible assets, net	145,600	159,373
Deferred income taxes	108,636	115,320
Other assets, net	17,814	18,340

Total assets	$3,130,710	$2,909,887

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks outstanding	$32,687	$35,606
Accounts payable	503,533	409,759
Accrued liabilities	265,605	293,115
Current maturities of long-term debt and lease obligations	12,939	16,217

Total current liabilities	814,764	754,697
Long-term debt and lease obligations, net of current maturities, debt discount and debt issuance costs	1,887,802	1,785,835
Other long-term liabilities	61,039	59,735

Total liabilities	2,763,605	2,600,267
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 112,582 and 111,564 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	1,126	1,115
Additional paid-in capital	534,721	527,868
Accumulated deficit	(168,742)	(219,363)

Total stockholders’ equity	367,105	309,620

Total liabilities and stockholders’ equity	$3,130,710	$2,909,887

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
	2017	2016
	(Unaudited) (In thousands)
Cash flows from operating activities:
Net income	$41,732	$12,461
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	47,765	61,349
Amortization and write-off of deferred loan costs and debt discount	3,790	4,084
Gain on extinguishment of debt	—	(6,015)
Deferred income taxes	15,573	6,650
Bad debt expense	(588)	(87)
Stock compensation expense	6,379	5,127
Net loss on sale of assets and asset impairments	2,988	996
Changes in assets and liabilities:
Receivables	(147,501)	(124,728)
Inventories	(107,865)	(67,472)
Other current assets	(3,605)	3,448
Other assets and liabilities	3,417	3,663
Accounts payable and checks outstanding	89,226	111,741
Accrued liabilities	(27,657)	(43,016)

Net cash used in operating activities	(76,346)	(31,799)

Cash flows from investing activities:
Purchases of property, plant and equipment	(24,568)	(22,672)
Proceeds from sale of property, plant and equipment	2,004	923
Cash used for acquisitions, net	—	(3,970)

Net cash used in investing activities	(22,564)	(25,719)

Cash flows from financing activities:
Borrowings under revolving credit facility	687,000	479,000
Repayments under revolving credit facility	(588,000)	(435,000)
Repayments of long-term debt and other loans	(5,294)	(42,189)
Payments of debt extinguishment costs	—	(1,050)
Payments of loan costs	(2,799)	(4,452)
Exercise of stock options	2,958	3,430
Repurchase of common stock	(2,473)	(1,092)

Net cash provided by (used in) financing activities	91,392	(1,353)

Net change in cash and cash equivalents	(7,518)	(58,871)
Cash and cash equivalents at beginning of period	14,449	65,063

Cash and cash equivalents at end of period	$6,931	$6,192

Supplemental disclosure of non-cash activities

For the six months ended June 30, 2017 and 2016, the Company retired assets subject to lease finance obligations of $5.9 million and $11.6 million and extinguished the related lease finance obligation of $5.9 million and $11.6 million, respectively.

The Company purchased equipment which was financed through capital lease obligations of $9.9 million and $5.3 million in the six months ended June 30, 2017 and 2016, respectively.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on August 3, 2017.

	Three months ended June 30,		Six months ended June 30,		Twelve months ended June 30,
	2017	2016	2017	2016	2017
	(in millions)		(in millions)
Reconciliation to Adjusted EBITDA:
Reported GAAP Net Income	$37.9	$29.4	$41.7	$12.5	$173.6
Integration related expenses	5.1	7.5	11.0	12.9	$24.1
Debt issuance and refinancing cost (1)	—	1.7	2.4	(6.0)	65.4
Increase/(release) of tax valuation allowance	—	(16.0)	—	(10.9)	(120.8)
Facility closure costs	—	(1.7)	—	(1.7)	$0.2

Adjusted Net Income	43.0	20.9	55.1	6.8	142.5

Weighted average diluted common shares (in millions)	115.5	113.5	115.0	112.9
Diluted adjusted net income per share:	$0.37	$0.18	$0.48	$0.06

Reconciling items:
Depreciation and amortization expense	24.2	30.6	47.8	61.3	$96.2
Interest expense, net	33.7	41.1	67.5	84.0	$141.1
Income tax (benefit) expense	19.7	20.2	20.0	19.6	$9.4
Stock compensation expense	3.5	2.6	6.4	5.1	$11.8
(Gain)/loss on sale and asset impairments	(0.2)	1.0	2.9	1.0	$1.6
Other management-identified adjustments (2)	0.1	0.3	0.4	0.7	0.6

Adjusted EBITDA	$124.0	$116.7	$200.1	$178.5	$403.2

Adjusted EBITDA Margin	6.7%	7.0%	5.9%	5.8%	6.0%

(1)	Cost associated with refinancing long term debt.
(2)	Primarily relates to severance and one time cost.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(adjusted and unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(in millions except per share amounts)
Net sales	1,843.3	1,677.3	3,376.4	3,074.4
Sales adjustment for closed locations		(2.6)		(9.1)

Net sales excluding closed locations	1,843.3	1,674.7	3,376.4	3,065.3
Gross margin	460.8	418.3	836.9	768.1
Gross margin %	25.0%	24.9%	24.8%	25.0%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)(2)	18.3%	18.0%	18.9%	19.2%
Adjusted EBITDA	124.0	116.7	200.1	178.5
Adjusted EBITDA margin %	6.7%	7.0%	5.9%	5.8%
Depreciation and amortization	(24.2)	(30.6)	(47.8)	(61.3)
Interest expense, net of debt issuance cost and refinancing	(33.7)	(41.1)	(67.5)	(84.0)
Income tax benefit (expense)	(19.7)	(20.2)	(20.0)	(19.6)
Other adjustments	(3.4)	(3.9)	(9.7)	(6.8)

Adjusted Net Income	$43.0	$20.9	$55.1	$6.8

Basic adjusted net income per share:	$0.38	$0.19	$0.49	$0.06

Diluted adjusted net income per share:	$0.37	$0.18	$0.48	$0.06

Weighted average common shares (in millions)
Basic	112.4	110.3	112.2	110.1
Diluted	115.5	113.5	115.0	112.9

Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on August 3, 2017.

(1)	Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock comp, acquisition, integration and other expenses. GAAP SG&A in Q2-17 of $369.5M less $24.2M depreciation and amortization, less $5.1M of integration expenses, less $3.5M of stock comp, plus $0.1M loss from sales, impairments, and other. First half 2017 GAAP SG&A of $705.2M less $47.8M depreciation and amortization, less $11.0M of integration expenses, less $6.4M of stock comp, and $3.3M from the loss from sales, impairments, and other.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales Excluding Closed Locations by Product Category

(unaudited)

	Three months ended June 30				Six months ended June 30,
	2017		2016		2017		2016
	(in millions)				(in millions)
Lumber & Lumber Sheet Goods	$657.0	35.6%	$560.9	33.5%	$1,187.7	35.2%	$1,022.1	33.3%
Manufactured Products	312.5	17.0%	284.5	17.0%	582.3	17.2%	518.8	16.9%
Windows, Doors & Millwork	359.5	19.5%	329.0	19.6%	669.2	19.8%	623.0	20.3%
Gypsum, Roofing & Insulation	144.2	7.8%	138.7	8.3%	261.5	7.8%	250.9	8.2%
Siding, Metal & Concrete Products	178.2	9.7%	168.1	10.0%	315.4	9.3%	299.8	9.8%
Other	191.9	10.4%	193.5	11.6%	360.3	10.7%	350.7	11.5%

Total adjusted net sales (1)	$1,843.3	100.0%	$1,674.7	100.0%	$3,376.4	100.0%	$3,065.3	100.0%

(1)	Results exclude sales from closed locations

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three months ended June 30, 2017
	Interest Expense	Net Debt Outstanding	Adjusted Annual Go Forward Cash Interest (1)
	(in millions)
2024 Secured Notes @ 5.625% Fixed	$10.5	$750.0	$42.2
2023 Unsecured Notes at 10.75% Fixed	9.9	367.6	39.5
2024 Term Loan @ 4% (Floating LIBOR) (2)	4.8	465.3	20.0
Revolving Credit Facility @ 2% (Floating LIBOR) (2)	1.8	99.0	6.6
Amortization of deferred loan costs and debt discount	1.4
Lease finance obligations and capital leases	5.4	247.1	21.6
Other	(0.1)
Cash		(6.9)

Total	$33.7	$1,922.1	$129.9

Leverage Ratio

(1)	Excludes issuance cost and one time items. Assumes current or pro forma borrowing rates on variable debt.
(2)	Assumes Q2 balance for the Term Loan and the revolving credit facility for annualized projections. Includes FY benefit of February reprice of the term loan which brought the interest rate down to LIBOR +3.0% with a 100 bp floor.